Exhibit 99.2

For Immediate Release	Contact Information
Monday, October 3, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Completes $80 Million Asset Divestiture; Retires Debt, Redeems Preferred Shares, Announces Change in Board of Directors

     The Exploration Company (Nasdaq:TXCO) today announced it has closed its previously announced $80 million sale of selected interests in TXCO's Maverick Basin block to EnCana Oil & Gas (USA) Inc. The effective date of the transaction is Sept. 1, 2005, with a closing date of Sept. 30, 2005. Raymond James & Associates served as advisers to TXCO on the transaction.

     Details of the asset divestiture are described in TXCO's news release dated Sept. 27, 2005. TXCO used the approximately $80 million in proceeds from the sale to:

●Retire $32 million in debt drawn on its $50 million senior secured revolving credit facility with Guaranty Bank, FSB.

●Redeem its 16,000 shares of Redeemable Preferred Stock, Series B, held by Kayne Anderson Energy Fund II LP and Gryphon Master Fund LP. TXCO used $16 million to fully redeem these shares, effective Sept. 30, 2005.

●Retire $6.8 million of remaining obligations to Arrow River Energy LP and CMR Energy LP related to an asset exchange agreement signed in February 2005.

At closing, TXCO realized net proceeds from the sale of approximately $24 million to be used for general corporate purposes.

     Effective with redemption of the Series B Preferred, the board of directors nominee for the preferred shareholders, Charles W. Yates III, resigned from TXCO's board of directors. Separately, Thomas H. Gose resigned from the Company's board to focus more time on other business interests.

Management Comment

     TXCO President and CEO James E. Sigmon, said: "We are pleased to close the most important transaction in TXCO's history. The proceeds were used to greatly strengthen our balance sheet in anticipation of accelerating development of our Maverick Basin leasehold. Specifically, we will deploy capital to continue our successful Glen Rose formation drilling program, which has yielded excellent oil production results in the past year. We have a large inventory of yet-to-be drilled locations in the Glen Rose and will augment this development drilling with exploratory wells drilled in part with EnCana.

     "I would like to thank Tom Gose, who has been a director since 1989, for his years of service to the Company and its shareholders. His insight and wisdom have helped grow the Company over the years and will be missed by the board.

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     "I would also like to sincerely thank Chuck Yates for his diligent service. His oil and gas knowledge and financial insight were indeed valuable contributions that benefited TXCO and its shareholders during the last two years."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to successful negotiations with third parties, amount of interests to be earned, timing of closing transactions, capital availability, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended June 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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